FILE NO. 70-09613




                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C.  20549

                                      AMENDMENT NO. 3
                                           TO
                                  APPLICATION/DECLARATION
                                           ON
                                        FORM U-1
                                       UNDER THE
                       PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

             CONSOLIDATED EDISON, INC.         NORTHEAST UTILITIES
             4 Irving Place                    174 Brush Hill Ave
             New York, New York  10003         West Springfield, MA 01090-0010


          (Names of companies filing this statement and addresses of principal executive offices.)

                               CONSOLIDATED EDISON INC.

                       (Name of top registered holding company)

           Peter A. Irwin                   Cheryl W. Grise
           Consolidated Edison, Inc.        General Counsel
           4 Irving Place                   Northeast Utilities Service Company
           New York, New York  10003        107 Selden Street
                                            Berlin, CT 06037

                (Name and address of agents for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

              J.A. Bouknight, Jr.               Jeffrey C. Miller, Esq.
              Douglas G. Green                  Assistant General Counsel
              James B. Vasile                   Northeast Utilities
              Steptoe & Johnson LLP             Service Company
              1330 Connecticut Ave, NW          107 Selden Street
              Washington, D.C.  20036-1795      Berlin, CT 06037




Item 6. Exhibits and Financial Statements

(a)  Exhibits

a.1 Certificate of Incorporation of New CEI (Incorporated by reference to Exhibit A to the Merger Agreement of Consolidated Edison and Northeast Utilities' Joint Proxy and Registration Statement on Form S-4 filed on March 1, 2000, Registration No. 333-31390).*

b.1  Amended and Restated Agreement and Plan of Merger
     (Incorporated by reference to Annex A of Consolidated Edison and Northeast Utilities' Joint Proxy and Registration
     Statement on Form S-4  filed on March 1, 2000, Registration
     No. 333-31390).*

c.1  Joint Proxy and Registration Statement on Form S-4
     (Incorporated by reference to Consolidated Edison and Northeast Utilities' Joint Proxy and Registration Statement on Form S-4 filed on March 1, 2000, Registration No. 333-
     31390).*

d.1  Application to FERC*
d.1.1 Prepared Direct Testimony and Exhibits of
      William H. Hieronymus

d.2   Filing made with the DPUC

d.3-1  Filing made with the MPUC*
d.3-2  Order of the MPUC*

d.4   Filing made with the DTE

d.5   Filing made with the DOR***

d.6   Filing made with the NHPUC*

d.7   Filing made with the NJBPU*

d.8   Filing made with the NYPSC*

d.9   Filing made with the PAPUC*

d.10-1  Filing made with the VPSB*
d.10-2  Order of the VPSB*

d.11  Filing made with the NRC

f.1   Legal Opinions**

g.1   Financial Data Schedules**

h.1   Form of Notice

i.1   Gas retention analysis for the CEI Gas Properties**

i.2   Gas Retention analysis for the NU Gas Properties**


(b)  Financial Statements*

* Previously filed
** To be filed by amendment
***No filing required or made



                              SIGNATURES

   Pursuant to the requirement of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Date: June 21, 2000

               Consolidated Edison, Inc.
               (a New York Corporation)

               By /s/ John D. McMahon
               Name:  John D.McHahon
               Title: Senior Vice President &
                       General Counsel



               Northeast Utilities


               By /s/ Cheryl W. Grise
               Name: Cheryl W. Grise
               Title: Senior Vice President, Secretary
                       and General Counsel



               Consolidated Edison, Inc.
               (a Delaware Corporation)

               By /s/ John D. McMahon
               Name:  John D. McMahon
               Title: Vice President